Exhibit 99.1
FINAL TRANSCRIPT ACLI — Q1 2009 American Commercial Lines Inc Earnings Conference Call Event Date/Time: Apr. 29. 2009 / 10:00AM ET www.streetevents.com Contact Us © 2009

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Apr. 29. 2009 / 10:00AM, ACLI — Q1 2009 American Commercial Lines Inc Earnings Conference Call
C O R P O R A T E P A R T I C I P A N T S
David Parker
American Commercial Lines Inc — VP of IR
Mike Ryan
American Commercial Lines Inc — President, CEO
Tom Pilhoski
American Commercial Lines Inc — SVP, CFO
C O N F E R E N C E C A L L P A R T I C I P A N T S
Alex Brand
Stephens, Inc. — Analyst
John Larkin
Stifel Nicolaus — Analyst
Chris Wetherbee
BAS-ML — Analyst
Ken Hoexter
BAS-ML — Analyst
John Barnes
BB&T Capital Markets — Analyst
Jimmy Gilbert
- Analyst
Chaz Jones
Morgan Keegan — Analyst
P R E S E N T A T I O N
Operator
Good day, ladies and gentlemen, and welcome to the first quarter 2009 American Commercial Lines incorporated earnings conference call. My name is Shamika and I’ll be your coordinator for today. At this time all participants are in a listen-only mode. We will conduct a question-and-answer session towards the end of this conference. (Operator Instructions).
I would now like to turn the presentation over to your host for today’s call, Mr. David Parker Vice President of Investor Relations. Please proceed.

David Parker - American Commercial Lines Inc — VP of IR
Thank you, Shamika. Good morning, everyone. Thank you for joining us. Today we will be discussing our first quarter ended March 31, 2009 financial results.
Before we begin our discussion, I want to remind you that statements made during this conference call with respect to the future are forward-looking statements. Forward-looking statements involve risks and uncertainties. Our actual results may differ materially from those anticipated as a result of various factors. A list of some of these factors can be found in our SEC filings, including our Form 10-K for the year ended December 31, 2008 on file with the Securities and Exchange Commission. During the conference call, we may refer to certain non-GAAP or adjusted financial measures. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is available on our website at www.aclines.com in the

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Apr. 29. 2009 / 10:00AM, ACLI — Q1 2009 American Commercial Lines Inc Earnings Conference Call
Investor Relations section under non-GAAP financial data. Also as a reminder you can follow along today via live webcast featuring a slide presentation which can be accessed at ACL.com.
I will remind you if you plan on viewing the slide presentation listen to the call via your computer speakers rather than by dialing through the telephone in order to avoid a time lapse between the slide presentation and the audio. Joining me on the call today we have Mike Ryan, our President and CEO, and Tom Pilhoski, our Senior Vice President and CFO. with that I’d now like to turn the call over to Mike.

Mike Ryan - American Commercial Lines Inc — President, CEO
Thanks David and good morning. I will comment on our first quarter performance and review with you our key metrics. Tom will then give some insight to the drivers of our financial performance which were contained in the release last night. I will then provide some closing comments after which we will take your questions.
On our first slide, we provide high yield comparative analysis on a year-over-year basis for Q1 2008 versus Q1 2009. You can see that our profitability in the first quarter of 2009 was negatively impacted by the charges associated with personnel and infrastructure actions we took in the quarter, and by the Chapter 11 bankruptcy at one of our liquids customers. Also the first quarter is traditionally slow in our professional services companies, especially in our environmental and civil engineering company, which we didn’t own in the prior year quarter. This negatively impacted year-over-year performance.
Our higher cost of debt also negatively impacted earnings despite lower average outstanding debt. Last year’s first quarter also benefited from the reversal of a pension reserve, which more than offset the rift cost in that quarter. These specific items represented more than two-thirds of the $12.7 million decline in our pre-tax income. The remaining one third was due to the impact that the recession has had on our business. Our first quarter results mirror those of the economic sectors in which we operate.
The April 2009 Federal Reserve’s beige book indicated that manufacturing activity, capital good orders and shipments, nonresidential construction and new vehicle sales all continue to be down year over year. Reduced demand, rising inventories and lower prices for oil and natural gas led to further declines in the energy sector activity. Capital expenditures plans remained on hold across most regions. Each of these areas of economic pressure had an impact on our quarter. These economic factors drove our total ton miles down 10.7% year-over-year, consistent with barge industry volume declines estimated by the Army Corps of Engineers.
Throughout the first quarter we have seen decrease demand from northbound backhauls of steel, cement and other industrial products for the manufacturing and construction industries. We also saw a dramatic slowing of liquid petrochemical activity during the quarter. While we saw increased demand for grain and coal shipments, those commodities produce lower margin than the most profitable liquid and bulk cargos. Lower overall volume, the revenue mix shift into lower margin commodities and cost inflation was only partially offset by higher boat productivity, lower fuel pricing and reduced weather impacts. Fuel prices declined faster than our contract deescalations, which benefited us in the quarter. We did make progress in our manufacturing business where continued labor productivity improvement on brown water barges drove an operating profit increase during the quarter.
Transportation SG&A expenses increased by $1.6 million, driven by $3.5 million of higher charges for personnel and infrastructure actions implemented in Q1, and the customer bankruptcy charge. Our recent workforce reduction and Houston office closure will generate $10 million in annualized savings. $3.3 million in 2009, net of severance and non-cash office closure cost. Despite the special charges in the transportation segment, and the inclusion of our subsidiary summit we are beginning to see the benefit of our cost reduction efforts in our SG&A expenses. We continue to battle on a daily basis to book new volumes as we await the return of normal demand in our more profitable sectors. In this slide, you can see additional details as to changes in

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Apr. 29. 2009 / 10:00AM, ACLI — Q1 2009 American Commercial Lines Inc Earnings Conference Call
specific commodity revenue during the first quarter. We’ve experienced lower freightment and towing revenue in every category except grain and our domestic coal program at Haul Street.
Recent press releases and earnings call recaps for steel companies, utilities, fertilizer companies and chemical producers explain why our volumes and resulting revenues have fallen, as these manufacturing and commodity companies have curtailed production. The lines of business where we have held our own are the lower margin lines of business of our business portfolio which compounds the negative pressure on earnings. Our largest negative volume variances have been in our highest margin lines of business, in both the dry and liquid sectors. In the dry sector the decrease in bulk revenues was driven by significantly less steel, pig iron and fertilizer movement.
Affreightment revenue from steel movement declined 80% quarter-over-quarter, while revenue from fertilizer declined 62%. The decrease in liquid volumes was primarily attributable to fewer chemical movements rather than petroleum products. Revenue from chemical movement declined 40%, while petroleum movement revenue declined only 18%. Again, overall ton mile declined by 10.7%, as the increases in grain and legacy coal volume did slightly offset the declines in bulk and liquids.
Moving on to our contract activity, the majority of our contract renewals in 2009 will be in the fourth quarter. We did renew two liquid contracts and one dry contract during this quarter at a blended rate increase of 4.5%. Our sales and marketing team continues to book organic growth business with existing and new customers. In the first quarter, we established contracts for $18 million and anticipated organic growth across all our major product lines. This compares to approximately $24 million in the first quarter of last year. In this negative economy, we continue to proactively work with our customers, focusing on our value proposition as the most economic freight transportation alternative.
This continues to be a primary driver in the generation of organic growth through model conversion. And again during this quarter, we executed a model conversion of coke moving from rail, which will generate approximately $750,000 in new revenue which was part of our organic growth in the quarter. This slide depicts the shift in our revenue portfolio mix during the first quarter, with an increase in grain offsetting the decrease in bulk volume when compared to 2008 full year mix. The bulk sector dynamics will likely continue to mirror the weak economic conditions.
We added no new barges to our manufacturing backlog, and we have seen some pressure maintaining existing orders. There are also still approximately $37 million in legacy contracts in our backlog, and $120 million in unexercised options in contracts at quarter end. We are actively negotiating today for external order opportunities even in this tight market. We expect to complete our ACL liquid tank barges, which we began in 2008 in the second quarter. As I discussed, we chose to slow the completion of ACL barges in favor of building external barges in our first quarter. We do not plan to build any new barges for ACL this year.
Looking at our key productivity initiatives, you can see that on a quarter-over-quarter basis we have continued the trend of consuming fewer gallons of fuel per boat operating mile, though sequentially, we deteriorated somewhat. This is indicative of our power mix during the quarter, as a higher percentage of large horsepower boats were used during the quarter to service the lower Mississippi. The lower Mississippi has a higher proportion of our business when the upriver segments are typically closed during the winter months. We increased our boat productivity in the quarter by continually adjusting our capacity to mirror existing demand, idling some boats and barges of our own fleet, and turning back or laying up some chartered vessels which are temporarily not needed to service demand.
These actions reduce our variable costs related to our asset base. These assets can be reactivated quickly when demand increases, but are not producing cost during the downturn. Generating the greatest return on all our assets is not limited to boats and barges. It also includes the creative use of land at our fleets. We are advancing sales efforts selecting industrial development partners such as refuelers and liquid storage firms to locate as rent paying tenants on our property. We now have such a partner at one of our gulf fleets.

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Apr. 29. 2009 / 10:00AM, ACLI — Q1 2009 American Commercial Lines Inc Earnings Conference Call
On the right-hand side of the slide you can see our percentage of loaded ton miles was negatively impacted by less available backhauls in the quarter. Eliminating empty days remain an ongoing area of focus as we choose which contracts we want to renew and as we bring new geographically targeted organic growth to ACL. In our next slide, you can see our transportation ton miles per average dry affreightment barge in the first quarter increased 4% compared to the first quarter 2008. This was due to the improved volumes of grain and coal and a concentration on tons per barge loading. We experienced the 53% reduction in our liquid barge productivity from the prior year quarter as the impact of the economic downturn dramatically slowed petrochemical loading activity in the Gulf and decreased the number of barges in day rate service.
Our year-over-year productivity in building high volume hoppers and tank barges at Jeffboat continue to improve. As you can see from the chart on the right side, labor hours per ton of steel continue to show year-over-year improvement. We did not build any dry hopper barges during the quarter. On this slide, as I mentioned earlier, we experienced less weather related loss barge days in Q1 2009 in both our transportation and manufacturing segments. This would have been even better news had we had better demand to ship more product in the quarter. While the economy lags and freight demand remains weak, we remain focused on improving areas within our control. We are aggressively focused on improving our cost structure, optimizing our working capital and capital investment levels to generate cash, and improving our industry-leading safety performance.
We recently received the Knoxville University 16th annual labor management award in recognition of our focus on safety, employee training, communication, and other factors in our shipyard. Past recipients of this award includes UPS and Ford Motor Company. New business will help our efforts, but ultimately, cost takeouts will position us for enhanced profitability, regardless of when overall demand returns. I’d like to turn the call over to Tom now, who will offer additional details on our financial results. Tom?

Tom Pilhoski - American Commercial Lines Inc — SVP, CFO
Thanks, Mike.
Highlights of our operational performance on this slide. Revenues in the quarter decreased by $74 million or 27%. Transportation segment revenues decreased over the prior year by $49 million or 24% on lower affreightment and towing volumes and pricing decline in fuel and mix shift. Those prices decrease by 20% while 15% on a fuel neutral basis. This per ton mile fuel neutral average rate decrease was primarily driven by a mix shift as contract pricing remained intact and spot pricing was comparable to prior year levels. As Mike discussed, this mix shift was driven by the 26% and 47% respective reductions in higher margin bulk and liquid ton mile volume while lower margin coal and grain volumes increased 14% and 12% respectively.
Manufacturing segment revenues were $29 million lower, or 45% below prior year due to the mix of barges built and relative steel pricing with no dry hopper barges produced in the current year compared to 79 in the prior year. We sold 11 liquid tankers in this quarter versus 9 tankers and one special vessel in last year’s quarter. We also performed significant work this quarter to complete the special vessels that were in process at year end. The losses we accrued at year end were adequate, and these completions, which involve significant work, did not impact the first quarter in terms of earnings and did not materially have an impact on revenues. Also, the remaining option under the additional special vessel that drove the significant losses in the fourth quarter expired in the first quarter unexercised. So we have no further obligations under that contract.
Revenues from the other segments were $4 million higher this year due to consolidation of Summit from its acquisition date in April 2008. Earnings per share from continuing operations declined $0.16 to a loss of $0.11 per diluted share. As Mike reviewed earlier in framing our discussion, $0.11 of the $0.16 declined is attributable to specific items, including $0.05 related to the reduction in force and closure of the Houston office, $0.02 related to the higher interest cost in the current year, $0.01 to the consolidation of our civil engineering company in the current year and $0.01 related to the bankruptcy of a liquids customer. The prior year included a benefit of $0.03, related to a pension reserve reversal and the cost of $0.01 related to reduction in force in that period. These items account for $5.6 million of the $9.9 million decline in EBITDA from the prior year as highlighted on the EBITDA walk. The remaining decline in EBITDA essentially reflects the impact of lower volumes, negative mix shift in the

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Apr. 29. 2009 / 10:00AM, ACLI — Q1 2009 American Commercial Lines Inc Earnings Conference Call
current year quarter and cost inflation that was not fully offset by the benefit of lower fuel prices and boat productivity in the quarter.
We are beginning to see the benefit of our cost reduction efforts in SG&A expenses, which increased by only $3 million despite the $5 million in costs attributable to specific actions and the consolidation of Summit this year. The majority of the cost inflation related to higher vessel personnel compensation included the impact of multiple market driven 2008 vessel wage increases, and higher 2009 incentive and share-based compensation accruals. Our boat productivity would have been even better if the volume decline had not required us to relocate as many empty barges, which disrupted our normal traffic patterns and related boat mix. Also, increased gains from asset sales were more than offset by lower income from scrapping barges when compared to the prior year.
Manufacturing EBITDA improved by 1 million year-over-year, due to improved labor efficiency and an improved sales mix and higher margin liquid tank barges this year compared to lower margin legacy hoppers in the prior year. The improvement in manufacturing was completely offset by EBITDA losses in professional services, as few civil engineering projects were able to be completed in the first quarter and Summit’s losses prior to its acquisition in April 2008 were not consolidated. Despite the operating challenges of our first quarter, we ended the quarter with approximately $40 million of availability under our credit agreement. And as mentioned on our last conference call, we have the ability to enhance liquidity through certain sale lease backs and asset sales, which are permitted under our credit agreement.
As you can see, we have good capital performance during the quarter, generating $14 million of cash, primarily by better managing receivables and manufacturing segment steel inventories. We have initiated improvements in our manufacturing supply chain to improve inventory forecasting, delivery scheduling, and reducing safety stocks that have generated $6 million in steel inventory reductions to date. During the first quarter, the Company had $8.4 million of capital expenditures, primarily related to new tank barges began in 2008, boat and barge maintenance, and improvements to the shipyard. We expect to complete the tank barge builds begun in 2008 for internal use in our second quarter, but as Mike mentioned, given current demand, we do not plan to build any additional internal barges this year.
In total, the Company generated $25.1 million in cash from operations during the quarter, compared to a use of cash from operations of $8 million in the first quarter of 2008. Borrowings under the revolver increased by $13.2 million to $431.7 million, due to the $21.2 million cost of the amendment to our credit facility as well as $11.4 million paid in March 2009 for our 2008 annual incentive pay, which is paid once per year. We remain focused on optimizing working capital and capital spending to preserve and further improve our liquidity. We remain well within compliance with our debt covenants, with a leverage ratio as defined in our credit agreement of 2.8 compared to the permitted 3.5 leverage. Our first quarter interest cost, including the amortization of financing cost and amendment fees increased by $1.8 million over the prior year, despite lower outstanding borrowings. Also, our tax rate increased to 39.1%, primarily due to the proportion that consistent year-over-year permit tax differences bear to expect full year taxable income.
I will now turn the call back over to Mike.

Mike Ryan - American Commercial Lines Inc — President, CEO
Thanks, Tom. In 2009 our focus is on safety, cost reduction, productivity, cash management and protecting our base business. Success with these initiatives will allow us to optimize our financial performance during this economic downturn, and strongly position us when normal demand environments return in the future. We are improving the areas of our business we can control while reacting quickly to short-term opportunities in all markets. Like all freight transportation providers, we simply do not have the visibility in our business to predict the timing of the recovery. The Fed Beige Book at best noted a moderation in the pace of decline, but not a strengthening of demand. The Fed noted that the manufactures see a marginal improvement in future production over the survey period, other indices continue to offer negative outlook. The Machinery and Allied Products Institute

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Apr. 29. 2009 / 10:00AM, ACLI — Q1 2009 American Commercial Lines Inc Earnings Conference Call
predicted further decline in the manufacturing base with their March 2009 composite index at a historic low, indicating further manufacturing indices contraction over the next three to six months.
So like other transportation companies and manufacturing companies we have a cloudy forecast. But we do know freight will return, and we remain very bullish on barging as a competitive form of transportation for the long term. In the meantime, we are currently fighting for all profitable available freight. We believe our value proposition is superior to truck and rail and will be a mode of transportation that shippers will continue to favor with more of their valuable goods. Shippers want to use the environmentally friend transportation and they want the best shipping value. We offer them both. We have moved beyond the concept of merely surviving this recession. We are using this economic environment as an opportunity to rightsize our cost structure for the future.
Our long term strategic plans remain within our reach, improving our contract portfolios of business and transportation and manufacturing, operating on river segments where we have the greatest potential to run fully loaded in both directions, and improving the quality of our barge and boat fleet through disciplined capital investment. In this slower market time, we will reduce our expense and cost footprint, creating a more efficient manufacturing and transportation engine.
We are now ready for questions.

Q U E S T I O N S  A N D  A N S W E R S
Operator
Thank you. (Operator Instructions). You have a question from the line of Alex Brand, Analyst. Please proceed.

Alex Brand - Stephens, Inc. — Analyst
Thanks. Good morning, guys.

Mike Ryan - American Commercial Lines Inc — President, CEO
Good morning, Alex.

Alex Brand - Stephens, Inc. — Analyst
I wanted to just, a lot of good information there Mike, I appreciate that. More sort of feel for the market right now in terms of I guess on the one hand I’m wondering what if any bid activity is there for you to go after right now. And I’m also wondering on the rate, side particularly that relates to liquid, it seems like a lot of guys had charters that were locked up and that would be expiring and that would produce excess spot capacity and put on pressure on rates that maybe you haven’t seen yet. Can you talk about those two things?

Mike Ryan - American Commercial Lines Inc — President, CEO
On the bid side, on the manufacturing, it’s interesting, I know people have constrained capital or trying to selfcontain, but we are still having conversations on a daily, weekly basis with interested parties as far as building. We are not seeing the multi year type deal but we are seeing interest really in assessing if this is a good time to build, given the price of the different commodities and the steel. So there is activity that we are pursuing as far as bidding on manufacturing volumes. On the transportation side, there’s so much curtailed production that it’s a much smaller pie that we are going after. The tough part of that is so is everybody

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Apr. 29. 2009 / 10:00AM, ACLI — Q1 2009 American Commercial Lines Inc Earnings Conference Call
else. There’s an awful lot of capacity when you look — the last time we saw something similar was in the first part of 2007, when you saw a lot of capacity and it started to chase a more finite amount of demand.
But we do have opportunities we are bidding on, and we are winning on a daily basis. But it’s not the same field as the last couple of years. Those were more contract based and people looking to solve problems and find solutions two and three years out. Right now people are trying to move things on a more tactical basis, and that’s really the play that we are seeing right now. How does that impact the pricing? Obviously on the day to day bidding, it drives it down, but we did have a couple of contracts actually renew here in the quarter, and they were positive. The good news for us is that most of our contract activity has got a couple of quarters to go before we get into it. So maybe we’ll see some renewed strength there before we get into that contract discussion.

Alex Brand - Stephens, Inc. — Analyst
And a question about the fleet. It sounds like for the time being, you don’t want to produce a lot for internal needs which makes sense, but obviously you have half the fleet, 30 years old. What are your thoughts longer term about replacement needs for that part of the fleet?

Mike Ryan - American Commercial Lines Inc — President, CEO
I don’t think they have changed. They are more on a deferred basis now. Part of this — actually the program for upgrading the fleet called for a retirement of units and for new build and it wasn’t going to be on a one for one basis. But it was closer for every three we retired we would build one. So we can still execute pieces of this by retiring some of the more ancient pieces of equipment and have at our disposal the shipyard to crank up the build right away. The good thing about having a shipyard is when you are ready to build, you build. So if we go ahead and continue the retirement of units, we can control our own destiny as far as the timing going forward. And that’s really why we are going to hold back that CapEx. There’s no need to put new capacity in the water yet and when we need to, we can put it in pretty fast.

Alex Brand - Stephens, Inc. — Analyst
Is there any impact between your decision not to build this year plus closing Houston? Does any of that impact the thoughts about moving toward the liquid market?

Mike Ryan - American Commercial Lines Inc — President, CEO
Moving more towards —

Alex Brand - Stephens, Inc. — Analyst
At one point the goal was 40% of revenue —

Mike Ryan - American Commercial Lines Inc — President, CEO
Oh, yeah. Those are mutually exclusive acts. I think we can cover Houston very well and very effectively with a sales force and not necessarily a business unit. I think it’s more cost effective for us to have the centralized unit here that supports the sales piece. But our goal to continue to move with a higher percentage of high profit and longer term business continues, and we’ll do that on a liquid side and on select pieces of the dry side.

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Apr. 29. 2009 / 10:00AM, ACLI — Q1 2009 American Commercial Lines Inc Earnings Conference Call

Alex Brand - Stephens, Inc. — Analyst
Is it fair to say that that effect will be more driven now by shrinking the dry side rather than at least in the near term growing the liquid side at least on the fleet count?

Tom Pilhoski - American Commercial Lines Inc — SVP, CFO
The math will work that way for a while, but I think when we see the freight return, I think you’ll see the same type of activity and the same type of trends for us to win percentages of business each quarter in both sides. The math will make it look bigger for a while, but on a sustained basis when we get back to a normal freight environment, you will see that upward trend again.

Alex Brand - Stephens, Inc. — Analyst
Great. I appreciate your time.

Mike Ryan - American Commercial Lines Inc — President, CEO
Thanks Alex.

Operator
Your next question comes from the line of John Larkin, Analyst. Please proceed.

John Larkin - Stifel Nicolaus — Analyst
Good morning everyone.

Mike Ryan - American Commercial Lines Inc — President, CEO
Hi John.

John Larkin - Stifel Nicolaus — Analyst
Just wondering if in your conversations with customers who have delved into the whole topic of inventory restocking. There’s been quite a bit of controversy about that and whether or not that has made transport volumes in the first quarter weaker than they otherwise would be, even though, obviously demand is somewhat depressed. Do you think we are getting close to the end of that phenomenon, if you think it even existed in the first place.

Mike Ryan - American Commercial Lines Inc — President, CEO
We did see people trying to live as close to hand to mouth as they could, and try to control their cost. I think occasionally here when we get an uptick we will get a good week that would look like a week from 2007 or early 2008. We start to rally around the camp fire and see if this is a sustained event or blip and so far it’s been a blip. It’s been more of a replenishment of maybe a more sensitive stock pile need but nothing where we are seeing a sustained build up of reserve. Now we did see it on the coal side. We actually saw an adjustment on how much coal was on the ground at some of the facilities, but we were kind of hoping to see more of that replenishment piece on the liquid side, and that really hasn’t occurred yet.

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Apr. 29. 2009 / 10:00AM, ACLI — Q1 2009 American Commercial Lines Inc Earnings Conference Call

John Larkin - Stifel Nicolaus — Analyst
That’s helpful. I think if I understood you correctly you had two or three contracts in the first quarter that were repriced for I presume 2009, one year contracts or multiple year contracts?

Mike Ryan - American Commercial Lines Inc — President, CEO
They were one year.

John Larkin - Stifel Nicolaus — Analyst
Okay. And that was somewhat encouraging actually. And then I think you said the bulk of the contracts don’t come up for renewal until the fourth quarter.

Mike Ryan - American Commercial Lines Inc — President, CEO
Right.

John Larkin - Stifel Nicolaus — Analyst
Based on what you know now, would you think that you would get similar source of increases when they come up for renewal or is it hard to predict at this point?

Mike Ryan - American Commercial Lines Inc — President, CEO
Only if I can reserve the right to change my mind tomorrow.

John Larkin - Stifel Nicolaus — Analyst
Got it.

Mike Ryan - American Commercial Lines Inc — President, CEO
It’s too much of a moving target. I’ll tell you one of the things that is going to be interesting John, is that if people defer their building, and we see any type of significant move to grain in the harvest, that could be an interesting negotiating time frame, the third and fourth quarter.

John Larkin - Stifel Nicolaus — Analyst
Got it. Spot pricing, how much of your business do you think now is moving under spot pricing as opposed to longer term contract pricing and how has that changed over the last year or so and are spot prices as crazy as they might be in other sectors of transportation right now?

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Apr. 29. 2009 / 10:00AM, ACLI — Q1 2009 American Commercial Lines Inc Earnings Conference Call
Mike Ryan - American Commercial Lines Inc — President, CEO
I don’t know that we’ve seen a dramatic change because what’s been in contract has stayed in contract. We probably forced more of the issue because we’ve had more capacity to sell. So we’ve entertained more spot bids. We still are in a position though where we probably are the high end of the bidding. We haven’t chased a lot of freight. We’ve looked more for, we are still trying to fill lanes that are empty lanes for us because when we do have good southbound we might get more aggressive on the northbound pieces, but nothing actually too crazy. If you look back at where we were in 2005 and 2006, those were just on the front end when it started to ramp-up and there’s nothing dramatically lower than that at this point. And we are not seeing that from the marketplace either.

John Larkin - Stifel Nicolaus — Analyst
That’s very encouraging. You mentioned a minute ago that the grain harvest later this year could be kind of interesting potentially. How much of that is due to perhaps the ocean spread narrowing a bit which would make the Gulf more economically desirable than the Pacific Northwest, which can be accessed only by rail?

Mike Ryan - American Commercial Lines Inc — President, CEO
Right now we are about 14 to $15 as far as the differential between the PMW and below. If that stays below 20, even the smallest harvest will pressurize this water system. But there are so many variables in there. Who is going to actually release on their harvest. There are so many different global plays on that. But I think what we are seeing right now is a stronger move for soybean export, and now we are going to wait to see what the size of this corn crop looks like. If you throw those two together, that can be an interesting pressurizing event for everybody.

John Larkin - Stifel Nicolaus — Analyst
That is excellent color. One final question. There was a railroad last week that said they were beginning to see some construction materials moving, particularly into the state of Texas, for some of the stimulus-related shovel-ready construction projects, presumably highway projects. Have you begun to see any of that?

Mike Ryan - American Commercial Lines Inc — President, CEO
We’ve been watching that. Actually in the last week or so we’ve seen the announcements come out of Homeland Security on those projects, the American Recovery Reinvestment Acts, and it looks like most of those projects are in the Gulf, the larger one, Texas over to New Orleans. But there are some locks and dams here on the upper segments that had smaller amounts of dollars allocated to them. So we are in the hunt but we have nothing to declare as far as a victory yet, John.

John Larkin - Stifel Nicolaus — Analyst
That’s terrific and I want to compliment you on the great slide show. That was extremely helpful.

Mike Ryan - American Commercial Lines Inc — President, CEO
Thank you.

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Apr. 29. 2009 / 10:00AM, ACLI — Q1 2009 American Commercial Lines Inc Earnings Conference Call
Operator
Your next question comes from the line of Ken Hoexter, research analyst. Please proceed.

Chris Wetherbee - BAS-ML — Analyst
Hi. This is Chris Wetherbee from Merrill Lynch for Ken.

Mike Ryan - American Commercial Lines Inc — President, CEO
Hi Chris.

Chris Wetherbee - BAS-ML — Analyst
The theme of volume and the progression of volume throughout the quarter, if you can kind of give us a sense of how you saw the flow progress as we move through the quarter. I am assuming it’s firmed up a bit in February and March but get a sense of how that looks as we moved through the first through weeks of April how that is looking on a sequential basis.

Mike Ryan - American Commercial Lines Inc — President, CEO
On the quarter, I think there was a little bit of a tail for the grain coming out of the fourth quarter, and we saw that hold a little bit as the quarter started, but the liquid side had really kind of reached what looked like a bottom and stayed there for the quarter. So we are optimistic that that is the bottom. But the other commodities have been on a pretty steady drop through the quarter, and as I mentioned before, the steel, not only the raw materials going into the manufacturing sites but the outbound, there’s been a steady deterioration, and when you see the announcements that come out from the big steel players, it kind of fits with we are not hauling any inbound, because they have cut production by 40, 50, 60%. That is the reason we are not handling the export or outbound either. So it’s really following a steady trend.

Chris Wetherbee - BAS-ML — Analyst
And nothing materially different in the first couple of week of April that you’ve seen?

Mike Ryan - American Commercial Lines Inc — President, CEO
We are not seeing any strength in the economy at this point, no.

Chris Wetherbee - BAS-ML — Analyst
And how does coal look, you mentioned grain. How does coal again to hit on it the same type of level that we’ve seen throughout the quarter?

Mike Ryan - American Commercial Lines Inc — President, CEO
Our coal, the majority of our coal is the run through the multi modal deal at Haul Street, and we’ve had pretty significant volumes go through there as we replenish the stock piles for our customers. I don’t know that that is representative of the entire coal universe, because it represents most of our coal universe but not a lot of — it’s kind of a microcosm when you compare it to the rail guy.

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Apr. 29. 2009 / 10:00AM, ACLI — Q1 2009 American Commercial Lines Inc Earnings Conference Call
What we saw disappear was the export piece. We had quite a bit of export opportunity last year, and that market has really fallen off. I know it has for the rails as well, but the other bids, they are probably smaller bids that we are looking at that are multi modal that are not too different from what we bid on in the past. They are western carriers carrying coal and then we are delivering to utilities and we are still involved in that activity.

Chris Wetherbee - BAS-ML — Analyst
And what are your customers telling you about stock piles right now? Have they gotten to the point where they are sustainable?

Mike Ryan - American Commercial Lines Inc — President, CEO
For coal or in general?

Chris Wetherbee - BAS-ML — Analyst
For coal.

Mike Ryan - American Commercial Lines Inc — President, CEO
Yeah. I think our customers seem to be pretty happy, and we blew a lot of coal through that facility, probably the most we’ve ever done in the first quarter.

Chris Wetherbee - BAS-ML — Analyst
Fair enough. Jumping on to the Jeffboat side for a minute, if you can give us a sense of what the margin there obviously was much improved year-over-year. I want to get a sense of how much I guess you are getting on the productivity side, the worker productivity side relative to the positive mix shift focusing on the liquid barges. Can you give us a sense of what the magnitude of the improvement is based on those two factors?

Tom Pilhoski - American Commercial Lines Inc — SVP, CFO
In terms of the full year, we are targeting them for again some of it is volume related, but a meaningful adjustment. In terms of the labor hours we have it on page 9 of the slide that we had about a 5% productivity improvement in the labor productivity on the tankers which was the main area of production this quarter. So when we look at the profitability of Jeffboat, we don’t look at the number of units being produced. We don’t look at the total revenue dollar. We are managing the shipyard from a profitability basis to get the more stable run rate, the most profitable, the optimal run rate in the shipyard and we’ve been scheduling it that way, and so you save 5% labor productivity as well as some favorable mix by not building the dry hopper barges which would be scheduled in the second quarter this year, the dry hopper production.

Chris Wetherbee - BAS-ML — Analyst
So is it fair to say starting in the second quarter you should see from a quarter to quarter perspective a decline on the margin based on that negative mix? It wouldn’t come from those margins?

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Apr. 29. 2009 / 10:00AM, ACLI — Q1 2009 American Commercial Lines Inc Earnings Conference Call
Tom Pilhoski - American Commercial Lines Inc — SVP, CFO
In terms of the margin percent mix but not in terms of — total dollars. When you look at margin percent you look in terms of the mix. We focus not so much on margin percent as opposed to total dollars.

Chris Wetherbee - BAS-ML — Analyst
Okay. That’s fair. I guess the last question is on overall labor. It was up about, looks like it was up year-over-year a couple million dollars there. From an employee headcount stance, you reduced some of that I guess which is being offset by those multiple rate increases that you talk about from last year. Is this a decent run rate for us to use? Is there any other benefit that you can get as you go through the year, assuming that volumes continue to be relatively weak on a year-over-year basis?

Tom Pilhoski - American Commercial Lines Inc — SVP, CFO
Well, we’ll see the benefit that we haven’t seen in the first quarter of the $10 million of annualized headcount reductions. And primarily in SG&A we just took out in the first quarter. So we’ll see that benefit going forward in the — for the balance of the year, which we estimate it to be $10 million annualized benefit but $3.3 million for this year, net of the expenses but obviously we had all the expenses in the first quarter. So that $10 million annualized should be kicking at the rate of $2.5 million a quarter for the last three quarters approximately. But when we look at our total headcount, we made some pretty good improvement in that area as well.
The reported numbers that we’ll have in the 10-Q don’t reflect some of the cuts we’ve made as we’ve also eliminated since the beginning of last year about 135 contractors that are not on our employee base and we had a hundred at year end. They are all gone. So we’ve taken out including contractors about 10% of our total headcount going back to the first quarter of last year. So we’ve reduced including contractors about 10% of our total headcount, and then the SG&A area, that is over 15% we’ve taken out.

Ken Hoexter - BAS-ML — Analyst
Okay. It’s Ken Hoexter. Sorry to jump a bit late but I read the transcript. I saw you guys finished, you are not doing any internal builds, it looks like. But did you specify what you’re going to be building externally? Based on this quarter you are not building any more dry barges in the near term at Jeffboat and what numbers are you looking at going forward?

Mike Ryan - American Commercial Lines Inc — President, CEO
We wouldn’t be building on an internal basis but we are just now switching over to the dry build for our external.

Ken Hoexter - BAS-ML — Analyst
And how many do you plan on doing in the next few quarters?

Tom Pilhoski - American Commercial Lines Inc — SVP, CFO
For the year it will be slightly over a hundred dry barges externally.

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Apr. 29. 2009 / 10:00AM, ACLI — Q1 2009 American Commercial Lines Inc Earnings Conference Call

Ken Hoexter - BAS-ML — Analyst
Is that because the demand has switched over to replacing more dry or has the liquid demand dried up?

Tom Pilhoski - American Commercial Lines Inc — SVP, CFO
We still have a good book of business going forward for the next few quarters as well that is already booked. Some of the impact in the first quarter in terms of the revenues at Jeffboat, obviously two of our four production lines were dedicated to completing the special vessels that we discussed on the fourth quarter conference call back in March where we had the difficulties with those two special contracts. So line 3 and 4 were devoted to completing those special vessel contracts that had no earnings in the quarter. We actually accrued losses on those contracts at the end of the fourth quarter and we met those accrued targets. So we had no additional losses or impacts on earnings in the first quarter, but two of our four production lines in the quarter were geared towards substantially completing those special vessels. The largest will be delivered next week.
But we record revenues on those on a percentage of completion basis. So most of the revenue was recorded last year. We had minimal revenue impact, substantially zero earnings impact in the first quarter as a result of those two contracts, but they did tie up two production lines.

Ken Hoexter - BAS-ML — Analyst
So can you give us totals of your targets by quarter for liquid and dry of what you booked?

Tom Pilhoski - American Commercial Lines Inc — SVP, CFO
For the year?

Ken Hoexter - BAS-ML — Analyst
As well as second quarter.

Tom Pilhoski - American Commercial Lines Inc — SVP, CFO
I don’t think we want to give out exact production numbers, but suffice it to say we believe we have a good book of business at Jeffboat this year to run the yard in an optimal fashion and we’ll have a solid year this year.

Ken Hoexter - BAS-ML — Analyst
That’s fair enough. But you said about a hundred dry by the end of the year. How about a liquid target as well?

Tom Pilhoski - American Commercial Lines Inc — SVP, CFO
The liquids also has a combination of special vessels and so forth. So the liquid number is more geared towards the mix issue, but I’d say it’s about possibly 50.

Ken Hoexter - BAS-ML — Analyst
That’s great. Thanks for the time.

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Apr. 29. 2009 / 10:00AM, ACLI — Q1 2009 American Commercial Lines Inc Earnings Conference Call

Tom Pilhoski - American Commercial Lines Inc — SVP, CFO
For the full year.

Ken Hoexter - BAS-ML — Analyst
Great. Thanks guys.

Mike Ryan - American Commercial Lines Inc — President, CEO
Thanks.

Operator
Your next question comes from the line of John Barnes, Analyst. Please proceed.

John Barnes - BB&T Capital Markets — Analyst
Good morning guys. Given where we stand in terms of current conditions, dry volumes down, spot pricing a little bit weak, I’m kind of curious as I look at the legacy contracts that you still have out there and especially the options, is there an expiration date on those options? And if so, given the current environment, do you think there’s a chance that those barges never get built?

Mike Ryan - American Commercial Lines Inc — President, CEO
Well, the, some of these options go out to 2010 and 2011. So I think they will try to hold on to that glimmer of hope, John as the market comes back and they still got a shot. We’ve seen — we’ve had dialogue with people who have options, and where they’ve tried to maneuver out of them for something else. We’ve negotiated in a small way, but the options that exist will still stay in place and they will see if they can build those. I think they are going to hold on to them. They will play a waiting game with us.

John Barnes - BB&T Capital Markets — Analyst
From your standpoint, I would imagine you would prefer them not to get exercised because of the pricing on them or would you prefer to get manufactured because you would rather pump the volume into the system?

Mike Ryan - American Commercial Lines Inc — President, CEO
Some are close enough when our costs weren’t really under control, that they were dogs. But as we started to improve the productivity over there, we’ve started seeing some of the legacy units produce with mid to high single digit kind of return. So in some cases under the model that is evolving, more of a straight assembly line type production of dries or liquids, they are not necessarily bad. So we probably wouldn’t some of them to go away because now that we’ve figured out you don’t switch back and fort every 48 to 72 hours building a different barge, we’ve kind of figure out that assembly line economics actually can make us money even on some aggressively priced units.

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Apr. 29. 2009 / 10:00AM, ACLI — Q1 2009 American Commercial Lines Inc Earnings Conference Call
John Barnes - BB&T Capital Markets — Analyst
Can you give us the amount of legacy business again? I know you gave it. I can’t write that fast.

Tom Pilhoski - American Commercial Lines Inc — SVP, CFO
Right now our total backlog for 2009 is $144 million, and that is exercised and we have an exercised backlog next year of approximately $40 million. That just exercised. Not including new orders. In terms of the legacy unexercised options, in 2010 we have approximately 170 million of legacy unexercised options and another 70 million in 2010. On the nonlegacy unexercised options, some of those contracts basically have, the customers can make a decision. They can build six of this or ten of that or somewhere between 10 and 20. So there’s a range on some of those non-legacy option contracts which are from 2010 to 2013. If you add up the range, it is from $100 million to $275 million that the customer have depending on what they have exercise. They have variable option.

John Barnes - BB&T Capital Markets — Analyst
On that legacy business that you just gave us, the unexercised stuff, going back to your comment about some of them profitable given the cost structure, can you estimate what percentage is? Is it 40% that is carrying a pretty decent margin and it’s profitable now or is it more than that?

Tom Pilhoski - American Commercial Lines Inc — SVP, CFO
I can’t answer that, John. I don’t know the answer to those exact numbers, but I can tell you that dry units that we used to make that were considered terrible are not. If you run 50 to 100 down the line instead of 20 and then switching off, you figure how to make money. But I don’t have an absolute number that I can offer you right now.

Mike Ryan - American Commercial Lines Inc — President, CEO
In terms of the total units, if you look at the units because there’s a mix basis, in excess of 80% of the units will have a reasonable margin.

John Barnes - BB&T Capital Markets — Analyst
What percent?

Mike Ryan - American Commercial Lines Inc — President, CEO
In excess of 80.

John Barnes - BB&T Capital Markets — Analyst
Okay. I was going through the proxy statement the other day. Can you just talk a little bit about the thought process on the reverse stock split? I read through all the pros and cons. Do you have any feel yet as to which way shareholders are leaning? Have you gotten any sense on maybe the votes that have already come in as to which way they are leaning on that?

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Apr. 29. 2009 / 10:00AM, ACLI — Q1 2009 American Commercial Lines Inc Earnings Conference Call
Mike Ryan - American Commercial Lines Inc — President, CEO
Not really. It’s really something that we’ve just kind of mobilized in the event that we think there might be use for. We can make a determination as we go now because we have that framework set up.

John Barnes - BB&T Capital Markets — Analyst
But you don’t have approval yet. You don’t have approval until the meeting on May 11?

Mike Ryan - American Commercial Lines Inc — President, CEO
That’s correct. It’s really just in a proposal form, John.

John Barnes - BB&T Capital Markets — Analyst
Okay. Is there any thought as to how quickly you would do something if given approval?

Mike Ryan - American Commercial Lines Inc — President, CEO
No. I think we are reserving the right to see how the rest of another year goes between shareholder meetings and see if it ends up being a useful tool for us or not.

John Barnes - BB&T Capital Markets — Analyst
And then lastly, can you talk about kind of the management structure as it stands today? Again I read through some of this. I guess you extended agreement through June of 2009. Can you talk about are you currently recruiting a new head of the operations? Where do you stand on that type of thing?

Mike Ryan - American Commercial Lines Inc — President, CEO
We made an addition here on the operations side a few months ago. Bill Bremen is Vice President of Operations, and he works for Norb, and Bill had an extensive career on the railroad. I’ve known Bill for about 20 years and he’s a real network operations guru. He does the organizational piece, the staffing and a lot of the tactical work that goes with running a network operation, an operation that is very similar to the way the barges work, running on a main line, going into a fleeting location, all that shifting and fleeting and delivery activity. So he’s under Norb’s watchful eye. So we have to find somebody to transfer that knowledge to, and Bill is the primary guy right now as far as Norb’s tutoring.

John Barnes - BB&T Capital Markets — Analyst
Very well. Thanks for your time.

Mike Ryan - American Commercial Lines Inc — President, CEO
Thanks, John.

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Apr. 29. 2009 / 10:00AM, ACLI — Q1 2009 American Commercial Lines Inc Earnings Conference Call
Operator
Your next question comes from the line of [Jimmy Gilbert], analyst.

Jimmy Gilbert — Analyst
Hi Mike. Thanks for taking my question. I know you talked about this but I want to make sure I get clear on it. How would you characterize demand for liquid cargo? I know it’s down year-over-year. But have you seen it stop declining?

Mike Ryan - American Commercial Lines Inc — President, CEO
Ours looks kind of flat. We kind of dropped there for a while and hopefully we’ve flattened out at a bottom plateau, not an intermediate plateau. What we saw was a real dramatic cut back of inventory and production that has translated now over to our volume that is a steady state for the moment. Now I don’t know if that is the floor. We are optimistic that is the floor. I think every manufacturer you talk to are hoping they have seen the floor. We watch the customers and talk to the customers and try to keep a sense of what they are thinking about as far as being able to do our own planning for putting bottoms or putting liquid barges in front of them.

Jimmy Gilbert — Analyst
Right. Tell me, do you see any difference in demand, for instance, like on the upper Mississippi or the areas south of Baton Rouge and over towards Houston? Is one area stronger than the other?

Mike Ryan - American Commercial Lines Inc — President, CEO
Where — when you look at our steel business where we saw a real big drop, that’s the Ohio. So we saw a pretty big drop off of the Ohio. River areas where we have had strength have been the mid to lower mids and there’s been more opportunity there, more volume there. Then when the open, we started to do more grain business. But it’s not grain time of year, so there’s not unlimited volumes of grain available to us. But I think when you look at the shuttle activity in the Gulf, that is probably still relatively strong.
But when you look at northbound chemicals going up to manufacturing sites, as you can see in our numbers, that dropped off 30, 40%. So when you look at regionalized activity you can see it. When you look at feeding production sites and manufacturing sites, that’s where it’s been stinging us.

Jimmy Gilbert — Analyst
Would you break that out just as a ballpark guess what percentages that shuttle business between Corpus Christi and Baton Rouge and what percentage is moving up in manufacturing in liquids?

Mike Ryan - American Commercial Lines Inc — President, CEO
In liquids, ours is probably two-thirds up river, and our competition is about two-thirds in the Gulf. We definitely took a bigger shot, a bigger body blow because of our portfolio handles more of the up river activity.

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Apr. 29. 2009 / 10:00AM, ACLI — Q1 2009 American Commercial Lines Inc Earnings Conference Call
Jimmy Gilbert — Analyst
Okay. And then there’s some mention about a liquid customer who filed bankruptcy but my understanding is that customer is still operating and still moving goods. Is that correct? It’s not a liquidation.

Mike Ryan - American Commercial Lines Inc — President, CEO
Yes. They are still active and operating in bankruptcy.

Jimmy Gilbert — Analyst
So I guess they were able to, because they are in bankruptcy, they were able to alter the contracts and that’s where the charge came from?

Mike Ryan - American Commercial Lines Inc — President, CEO
Jimmy the charge came primarily from the prepetition bankruptcy, the prebankruptcy period. I believe they filed on January 7 or 8, something like that. So the receivables we had outstanding at 12/31 and that was $800,000 reserve we took last year, we reserved the receivables at 12/31 in the first seven or 8 days before the bankruptcy. Then we had to reserve those this year.

Jimmy Gilbert — Analyst
Okay.

Mike Ryan - American Commercial Lines Inc — President, CEO
But that was prepetition receivables.

Jimmy Gilbert — Analyst
Okay. I understand. Is there sort of a resale market for barges, sort of a gray market? I know that in other transportation segments they talk about gray markets. Is there a big change in number of barge that are out there for resale?

Mike Ryan - American Commercial Lines Inc — President, CEO
Not really. And the markets that have been active in the last couple of years have been south American markets and they are still — there is still dialogue on companies that are still trying to stock those with barges and boats. But that’s not anything knew. That’s been going on for a number of years.

Jimmy Gilbert — Analyst
I just wanted to see if there’s been any change. So have you guys sold any barges into that south American market or I mean is there any scrapping activity that is going on?

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Apr. 29. 2009 / 10:00AM, ACLI — Q1 2009 American Commercial Lines Inc Earnings Conference Call
Mike Ryan - American Commercial Lines Inc — President, CEO
No, we haven’t.

Jimmy Gilbert — Analyst
Okay. I really appreciate it, Mike. Thank you very much.

Operator
You have a question from the line of Chaz Jones.

Chaz Jones - Morgan Keegan — Analyst
Good morning, guys.

Mike Ryan - American Commercial Lines Inc — President, CEO
Hi.

Chaz Jones - Morgan Keegan — Analyst
Thanks for going over and taking my question. I’ll make it brief since I know we are running over here, but I just wanted to circle back around on Jeffboat quickly. If we kind of look at the backlog X legacy business, it doesn’t look like from the comments that you made that you have much backlog in 2010. Obviously you commented on the call that you have ongoing dialogue for potential new business. But if we kind of progress through the year and assuming that you don’t get very many new contracts, do you have contingency plans in place to maybe defer some of the 2009 build out to 2010?

Mike Ryan - American Commercial Lines Inc — President, CEO
Some of our 2009 builds?

Chaz Jones - Morgan Keegan — Analyst
Just customer builds.

Mike Ryan - American Commercial Lines Inc — President, CEO
Just customer builds. Not really. We don’t have the rose colored glasses that it’s all going to be rosy, but we are still optimistic that we will be able to fill those slots and fill those lines. Now, if we have to adjust the pace of production there or do anything as far as maybe slowing down a line or two, we have that capability of doing that.
But I think what we are still seeing, actually we are seeing more on the manufacturing side than the transportation side, is activity and interest in building as the raw material prices drop. So it’s kind of counter-intuitive that people don’t want to spend capital but now they are looking at this market and they may never get a cheaper market to build. Some of the discussions we had yesterday were actually for 2009 and 2010 build. So that is an area of optimism for us even though it doesn’t make sense but it should be.

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Apr. 29. 2009 / 10:00AM, ACLI — Q1 2009 American Commercial Lines Inc Earnings Conference Call

Chaz Jones - Morgan Keegan — Analyst
Understood. But I thought that you had commented that currently you only have $40 million in the backlog in 2010.

Mike Ryan - American Commercial Lines Inc — President, CEO
Exercised.

Chaz Jones - Morgan Keegan — Analyst
Right. Assuming none of the legacy business gets built.

Mike Ryan - American Commercial Lines Inc — President, CEO
Right.

Chaz Jones - Morgan Keegan — Analyst
Okay.

David Parker - American Commercial Lines Inc — VP of IR
Anything else, Chaz? Okay. Operator, we’ll go ahead and if we can wrap it up and turn the call over to Mike please.

Operator
There are no questions in the queue. I will turn the call back to over to Mr. Mike Ryan.

Mike Ryan - American Commercial Lines Inc — President, CEO
Thank you operator. Again in this slow market we will reduce our expense and cost footprint, creating a more efficient manufacturing and transportation engine. Costs matter. Expenses matter. We’ve been set up for sales and for prospecting and for growth. We will continue applying the same energy and focus we have had for capturing new business now on taking out costs and improving productivity, and we’ll keep this cost awareness as a core discipline beyond this recession to strengthen and sustain our financial position. I’d like to thank everyone for participating in our call. We will see you in a quarter. Have a good day.

Operator
Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.

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Apr. 29. 2009 / 10:00AM, ACLI — Q1 2009 American Commercial Lines Inc Earnings Conference Call

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